LAW OFFICE
      Emeka Njoku                    Emeka Njoku

    Licensed in MD             1513 TIMBER RIDGE LANE,           Email Address
                                      SUITE 01
      Of Counsel                HYATTSVILLE, MD 20782          Emeka4law@cs.com

    Neal Markewicz                 Telephone & Fax
  Licensed in MD & DC              (301) 559-6250


January 8, 2001

Darryl W. Reed
President & CEO
Pre-Settlement Funding Corporation
927 South Walter Reed Drive
Suite 5
Arlington, VA 22204
Phone: 703-892-4123
Fax:   703 892-4120

         Re: CONSULTING AGREEMENT

         The following constitutes the agreement with respect to the consulting services to be performed by The Law Offices of Emeka Njoku (Consultant)

1.   Services:   The  consultant   will  perform  the  following   services  for
     Pre-Settlement  Funding  Corporation (the "Company"):

          The Consultant shall review and evaluate all assigned  personal injury
          cases  from  Pre-Settlement   Funding  Corporation  to  determine  the
          settlement value in today' personal injury market.

          Consultant shall render such services and shall devote its best efforts and abilities thereto, at such times during the term of this agreement, and in such manner, as Company and Consultant shall mutually agree, it being acknowledged that Consultant's services shall be non-exclusive and performed at such places and at such times as are reasonably convenient to the Consultant. The term of the agreement shall be for three years (36 months); Either the Consultant or the Company shall have the right to terminate this Agreement with 30 days written notice.

2. Compensation: The Consultants compensation for services rendered will be as followed:


     a. The parties hereto agree that the Consultant will be paid for services rendered, at an hourly rate of $75.00, billable in quarter-hour increments. Payment of Consultant's invoice for any given matter will be met within 15 days.

     b. In additional compensation, the Company hereby agrees to issue stock options totaling 10,000 shares of the Company's common stock to the Consultant of which will vest immediately. The immediately vested shares can be exercised at anytime. Additional 10,000 shares in options will be issued to Consultant and vest 12 months after the Company becomes effective with the Securities and Exchange Commission
          (SEC). The parties agree that the option price for all shares will be 50 cents.

     c. Consultant's basis for the stock options will be deemed to be 50-cents per share. --------

     d. In connection with the issuance of the Securities, the Company makes the following representations and warranties; that the Securities will be free and clear of all liens, charges and encumbrances whatsoever, that the Securities will be legally issued, fully paid and non-assessable shares o f the Company; that the Company is not in violation of any provision of its Articles of Incorporation, its By-laws or of any Law; and that all known liabilities, litigation, claims and obligations of the Company have been disclosed to the Consultant.

3. Business Expenses: the Company shall reimburse The Consultant for business expenses incurred in connection with the Services. The Consultant agrees to submit for approval to the Company any expenses exceeding $150 00

4. Early Termination: If the Consultant or Company terminates this agreement within one (1) year, the additional 10, 000 shares in options will be canceled.

5. Disclosure of Information: Consultant shall not disclose at any time during the term of this Agreement any secret or confidential information of Company or any of Company's affiliates or subsidiaries of which Consultant has been or hereafter becomes informed, whether or not developed by consultant, including, but not limited to, information pertaining to customer lists, services, methods, processes, prices, profits, contract terms or operating procedures which are marked "confidential" except as required in connection with Consultant's performance of this Agreement, or as required by a governmental authority.

6. Disclaimers/Indemnification: In performing any of its duties hereunder, the Consultant shall not incur any liability to anyone for any damages, losses, or expenses, except for Consultant's willful misconduct or gross negligence Consultant shall not incur any such liability with respect to (I) the truth and accuracy of any information or written business plan used by the company for any reason including but not limited to the Business plan, (ii) any action taken or omitted in good faith, or ( iii ) any action taken or omitted in reliance on any instrument, including any information provided for in this agreement, not only as to the authenticity of the documents provided by anyone, any third party, the consultant, the Company or company's representatives (including those documents generated electronically), but also as to the truth and accuracy of any information contained therein as well as any information obtained or used by Consultant from the Company, its representative or any other third party source which Consultant in good faith believes to be accurate. The Company assumes all responsibility as to the truth and accuracy of any information contained in any written documents or oral communication provided by the Consultant to the Company as part of the scope of the Services, In no event shall the Services rendered or documents produced by the Consultant be construed as having the force of a legal opinion. To the extent relevant, the consultant shall not be liable, directly or indirectly, to the Company or any third party, for any losses. The Company agrees to indemnify and hold harmless the Consultant from and against any and all losses, directly or indirectly as a result of the Services or the breach or any inaccuracy in or breach or nonperformance of any of the representations, warranties , covenants or agreements made by the company in or pursuant to this Agreement except when due to the willful misconduct or gross negligence of Consultant as set forth above. This section shall expressly survive termination of the Agreement f or any reason.

7.   Definitions:  As  used  in  thin  Agreement.

     "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or government entity.

     "Agreement" means this Agreement. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

     "Government Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other Instrumentality of any government, whether federal, state or local, domestic or foreign.

     "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation thereof by any government entity any any other.

     "Loss" means any cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person or entity.

     "Order" means any decree, injunction, judgement, order, ruling, assessment or writ.

7.   Miscellaneous:


1. Cumulative Rights: The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party "hall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to other rights any parties may have by law, statute, ordinance or otherwise.

2. NO AGENCY: Except as specifically set forth, it is agreed and understood that neither party hereto is, by this Agreement constituted or appointed agent or representative of the other for any purpose whatsoever, nor shall anything in this Agreement be deemed or construed as granting either party any right or authority to assume or to create any obligation, warranty or responsibility, express or implied for or in behalf of the other.

3. Survival: The representations warranties and agreements made by the parties hereto will survive the execution of this agreement and to the extent applicable its terms.

4. Arbitration: Any claim or controversy arising out of or relating to this Agreement or a breach hereof shall, upon the request of any party involved, be submitted to and settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association. The decision made pursuant to such arbitration shall be binding and conclusive on all parties involved and judgement upon such decision may be entered in the highest court of Prince George's County, Maryland. Notwithstanding the above, either party shall have the right to seek and obtain from any court of competent jurisdiction any equitable or provisional relief or remedy enforcing any right or interest it may have in connection with this Agreement, including without limitation a temporary restraining order, preliminary injunction, writ of attachment, order compelling an audit, or enforcement of any liens or security interest held by either party in the property of the other. No such judicial actions permitted by this subparagraph shall waive or limit the claiming party's rights to adjudicate the final merits of the dispute by arbitration. In the event any party to this Agreement breaches any provision herein which results in arbitration or any legal action including the enforcement of any arbitration award, then and in such event, any party not in breach of said Agreement shall be entitled to reasonable attorney's fee, deposition and transcription costs, court costs and any other costs reasonably incurred in the enforcement of this Agreement from the party in breach.

5. Governing Law: The laws of Maryland shall govern the construction, interpretation and performance of this Agreement, and all transaction under it. Both parties hereby consent to personal jurisdiction and venue in the courts of the State of Maryland if any suit (i.e. to enforce the award of arbitration above) is brought under the terms of and relating to this agreement.

6. Entire Agreement: This Agreement includes our entire agreement and supersedes all oral discussions, which we may have had. The Company and the Consultant may amend this Agreement at any time only by an instrument in writing signed by both parties.



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